Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-189372 and 333-190116) of TearLab Corporation; and

(2) Registration Statement (Form S-8 Nos. 333-124505, 333-155163, 333-181949, and 333-191838) pertaining to the 2002 Stock Option Plan, as amended, and Nonstatutory Stock Option Agreement of TearLab Corporation (formerly OccuLogix, Inc. and formerly Vascular Sciences Corp.)

of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of TearLab Corp. and to the effectiveness of internal control over financial reporting of TearLab Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

San Diego, California

March 17, 2014